Exhibit 10.3

AGREEMENT REGARDING EXTENSION OF LOAN

AND PARTIAL DEBT FORGIVENESS

This Agreement Regarding Extension of Loan and Partial Debt Forgiveness (“Agreement”) is made and entered into as of February 6, 2009, by First Credit Bank, a California banking corporation (“Lender”), and Fox Properties LLC, a Delaware limited liability company (“Borrower”), with reference to the following facts:

A. Concurrently with the execution of this Agreement, Lender has made a loan to Borrower in the amount of Twenty Five Million Dollars ($25,000,000.00) (the “Loan”). Repayment of the Loan is evidenced by a Promissory Note of even date herewith (the “Note”) in the amount of the Loan, executed by Borrower and payable to Lender, and is secured by, among other things, a Construction Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing of even date herewith (the “Deed of Trust”) covering certain real property commonly known as 44521 Hastings Drive, Ashburn, Virginia (the “Property”). The Note, the Deed of Trust and all other instruments evidencing and/or securing the Loan are referred to collectively herein as the “Loan Documents.”

B. The Note has a scheduled maturity date that is one year following the date of the Note. Lender has agreed to allow the maturity date to be extended for up to four (4) additional years subject to the conditions and on the terms set forth in this Agreement.

C. Lender has agreed to provide a partial debt forgiveness to Borrower in the amount of two percent (2%) of the original principal amount of the Note subject to the conditions and on the terms set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. First Extension Term. Provided that (i) a certificate of occupancy for the building located on the Property has been issued and a copy of the same delivered to Lender, (ii) at all times during the one year period from the date of the Note to the original Maturity Date (as that term is defined in the Note) (the “Initial Term”), Borrower has fully complied with the payment terms of the Note and has not been delinquent with respect to such payment terms, and (iii) as of the last day of the Initial Term, there exists no Event of Default (as defined in the Deed of Trust) with respect to any other (including non-monetary) terms and conditions contained in the Note or the other Loan Documents, the Maturity Date shall, at the end of the Initial Term, be extended for an additional period of two (2) years (the “First Extension Term”). Borrower shall not be obligated to pay an extension fee with respect to the First Extension Term.

2. Second Extension Term. Provided that (i) at all times during the Initial Term and the First Extension Term, Borrower has fully complied with the payment terms of the Note and has not been delinquent with respect to such payment terms, (ii) as of the last day of the First Extension Term, there exists no Event of Default with respect to any other (including non-monetary) terms and conditions contained in the Note or the other Loan Documents, and (iii) no material adverse change has occurred in the market value of the Property, the Maturity Date shall, at the end of the First Extended Term, be extended for an additional period of one (1) year (the “Second Extension Term”). Borrower shall not be obligated to pay an extension fee with respect to the Second Extension Term; provided, however, that Borrower shall pay to Lender a processing fee in the amount of $1,500, any reasonable legal fees incurred by Lender in connection with such extension, and the cost of the premium applicable to a title policy endorsement if Lender shall elect to obtain the same in connection with such extension.

3. Third Extension Term. Provided that (i) at all times during the Initial Term and the First and Second Extension Terms, Borrower has fully complied with the payment terms of the Note and has not been delinquent with respect to such payment terms, (ii) as of the last day of the Second Extension Term, there exists no Event of Default with respect to any other (including non-monetary) terms and conditions contained in the Note or the other Loan Documents, and (iii) no material adverse change has occurred in the market value of the Property, the Maturity Date shall, at the end of the Second Extension Term, be extended for an additional period of one (1) year (the “Third Extension Term”). Borrower shall not be obligated to pay an extension fee with respect to the Third Extension Term; provided, however, that Borrower shall pay to Lender a processing fee in the amount of $1,500, any reasonable legal fees incurred by Lender in connection with such extension, and the cost of the premium applicable to a title policy endorsement if Lender shall elect to obtain the same in connection with such extension.

4. Payments of Principal and Interest during Extension Terms. If the Maturity Date is extended for the First Extension Term, then, beginning on the date one month following the commencement date of the First Extension Term, and continuing on the same day of each month thereafter until the Maturity Date (as the same may be extended by the Second and Third Extension Terms), Borrower shall pay to Lender an installment of principal and interest at the Note Rate (as defined in the Note) equal to the amount that would fully amortize the unpaid principal balance of the Loan as of the commencement of the First Extension Term in 180 equal payments. Assuming $25,000,000 has been disbursed as of the First Extension Term and there have been no prepayments, the amount of the foregoing monthly installments shall be $302,752.89.

5. Conditional Partial Debt Forgiveness. Provided that, at the time of full payoff of the Loan, whether the same occurs at the original Maturity Date, as a result of early payment after the original Maturity Date, or following extension of the same pursuant to the provisions of paragraph 3, above, Borrower has fully complied with the payment terms of the Note and no Event of Default has occurred with respect to any other (including non-monetary) terms and conditions contained in the Note or the other Loan Documents, Lender will forgive payment of a portion of the principal balance of the loan equal to two percent (2%) of the original principal amount of the Note. Without limiting the foregoing, Borrower and Lender agree that such debt forgiveness shall not be applicable in the event of a full payment of the Loan prior to the original Maturity Date, notwithstanding satisfaction of the other conditions set forth herein.

6. Arbitration. Borrower and Lender agree that all disputes, claims and controversies between them whether individual, joint, or class in nature, arising from this

Agreement or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any collateral securing the Loan shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief or a temporary restraining order; invoking a power of sale under any deed of trust or mortgage; obtaining a writ of attachment or imposition of a receiver; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to Article 9 of the Uniform Commercial Code. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any collateral securing the Loan, including any claim to rescind, reform, or otherwise modify any agreement relating to the collateral securing the Loan, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party. Borrower and Lender agree that in the event of an action for judicial foreclosure, the commencement of such an action will not constitute a waiver of the right to arbitrate and the court shall refer to arbitration as much of such action, including counterclaims, as lawfully may be referred to arbitration. Judgment upon any award rendered by any arbitrator may be entered in any court having jurisdiction. Nothing in this Agreement shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement of this arbitration provision.

7. Miscellaneous. This Agreement shall be construed and given effect according to the laws of the State of California. The terms of this Agreement will bind and benefit the heirs, legal representatives, successors and assigns of the parties. If any lawsuit is commenced to enforce any of the terms of this Agreement, the prevailing party will have the right to recover its reasonable attorneys’ fees and costs of suit from the other party. This Agreement constitutes a full and complete statement and the final expression of the parties hereto as to the subject matter hereof. This Agreement may not be modified or amended except by a written agreement signed by the parties. This Agreement and may be executed in counterparts, and all counterparts shall constitute one and the same document. This Agreement shall be construed fairly as to all parties and not in favor of or against any party, regardless of which party prepared this Agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the date first set forth above.

Lender:

FIRST CREDIT BANK, a California banking corporation

By:	/s/ Farhad Ghassemieh
Name:	Farhad Ghassemieh
Title:	CEO

Borrower:

FOX PROPERTIES LLC, a Delaware limited liability company

By:	Safari Ventures LLC, a Delaware limited liability company its Managing Member

	By:	DuPont Fabros Technology, Inc., a Maryland corporation, its Managing Member

		By:	/s/ Lammot J. du Pont
		Name:	Lammot J. du Pont
		Title:	Executive Chairman of the Board

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